Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. RECEIVES NOTICE FROM NASDAQ

CLEVELAND, Ohio...August 22, 2008...DATATRAK International, Inc. (Nasdaq: “DATA”), a technology and services company focused on global eClinical solutions for the clinical trials industry, today announced that it received a letter from The Nasdaq Stock Market (“Nasdaq”), dated August 18, 2008, notifying the Company that it does not currently comply with Nasdaq Marketplace Rule 4310(c)(3), which requires the Company to have, for continued listing on The Nasdaq Capital Market, a minimum of $2,500,000 in stockholders’ equity or market value of $35,000,000 of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Accordingly, the Nasdaq staff is reviewing the Company’s eligibility for continued listing on the Nasdaq Capital Market.

In order to facilitate its review, Nasdaq has requested that the Company provide, on or before September 3, 2008, a specific plan on how it will achieve and sustain compliance with all Nasdaq Capital Market listing requirements. The Company intends to timely file this plan with the Nasdaq staff. If, after the conclusion of its review process, the Nasdaq staff determines that the Company has not presented a plan that adequately addresses the issues noted in its letter dated August 18, 2008, then the Nasdaq staff will provide the Company with written notification that its common shares will be delisted from the Nasdaq Capital Market. At that time, the Company may appeal the decision to delist its common shares to a Nasdaq Listing Qualifications Panel.

About DATATRAK International, Inc.

DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 drugs and one medical device that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, and Bryan, Texas. Its common stock is listed on the NASDAQ stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward- looking statements are made based on management’s expectations, assumptions, estimates and current beliefs concerning the operations, future results and prospects of the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; delisting of the Company’s common shares from the Nasdaq Capital Market; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all-inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement whether as a result of new information, future events or otherwise.

CONTACT FOR DATATRAK:

Jeffrey A. Green, Pharm.D., FCP Chief Executive Officer DATATRAK International, Inc. 440/443-0082 x112	Ray Merk Chief Financial Officer DATATRAK International, Inc. 440/443-0082 x181	Neal Feagans Investor Relations Feagans Consulting, Inc 303/449-1184